                                                                     EXHIBIT 3.1

                             OAKHURST COMPANY, INC.
                RESTATED AND AMENDED CERTIFICATE OF INCORPORATION
                             Introductory Statement

The Original Certificate of Incorporation of Oakhurst Company, Inc. (formerly known as Oakhurst Capital, Inc. and prior to that as Hallwood Holdings Incorporated) (the "Corporation") was filed with the Secretary of State on April 1, 1991. Pursuant to Section 245 of the General Corporation Law, this restated certificate of incorporation was duly authorized by the unanimous written consent of the Board of Directors of the Corporation on April 28, 1995. This restatement does not amend the Corporation's Certificate of Incorporation; it only integrates and restates in a single document the original Certificate of Incorporation and amendments made thereto since the original filing date through and including the amendments approved by stockholders on August 10, 1995, as follows:

FIRST: The name of the Corporation is Oakhurst Company, Inc. (hereinafter sometimes referred to as the "Corporation").

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at that address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be transacted, conducted or promoted by the Corporation is exclusively --

      (a)   purchasing, acquiring, owning, holding, investing in, selling, trading and exchanging Required Assets (as may be defined from time to time by the Board of Directors) in accordance with the provisions of this Certificate of Incorporation;

      (b)   purchasing, acquiring, owning, holding, investing in, selling, trading and exchanging securities and other ownership interests in any corporation or other entity, other than a general partnership interest in any partnership or joint venture;

            (c)incurring any secured or unsecured indebtedness, and
                  guaranteeing or assuming any obligation or debt of any person or entity, provided that each rating agency, if any, that has assigned a rating to the Company's outstanding securities shall advise the Company in writing that its then current rating assigned to such securities will not be adversely affected thereby; and

            (d) engaging in any other lawful act or activity which is necessary or desirable in connection with any of the foregoing for which a corporation may be organized under the General Corporation Law of Delaware. The Company shall operate in such a manner so as not to be an investment company within the meaning of the Investment Company Act of 1940, as amended.

FOURTH: SECTION 1. CAPITALIZATION. The total number of shares of all classes of stock which the Corporation has authority to issue is 15,000,000, consisting of:

Oakhurst Company, Inc. Restated Certificate of Incorporation        Page 1 of 10

            (a)   One million (1,000,000) shares of Preferred Stock, par value one cent ($0.01) per share (the "Preferred Stock"); and

     (b) Fourteen million (14,000,000) shares of Common Stock, par value one cent ($0.01) per share (the "Common Stock").

            SECTION 2. SERIES OF PREFERRED STOCK. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance from time to time of the shares of Preferred Stock in one or more series, and by adopting resolutions to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Upon adopting such resolution or resolutions the Board of Directors shall cause a certificate of designation setting forth such resolution or resolutions and the number of shares of stock of such class or series as to which such resolution or resolutions shall apply to be executed and filed in accordance with applicable Delaware law. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            SECTION 1. POWERS OF DIRECTORS. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things which are not by statute or by this Certificate of Incorporation to be exercised or done by the stockholders of the Corporation.

            SECTION 2. WRITTEN BALLOT. All elections of directors shall be by vote of stockholders entitled to vote thereon made by written ballot at a meeting called for such purpose pursuant to Delaware law. In no case shall a director be elected or removed by written consent of stockholders without a meeting. Notwithstanding the preceding, vacancies and newly created directorships may be filled by directors then in office pursuant to the provisions of Delaware law and
            Section 3 of Article SEVENTH below.

    SECTION 3. STOCKHOLDERS MUST MEET TO ACT. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any written consent by such stockholders without a meeting.

            SECTION 4. CALL OF SPECIAL MEETING OF STOCKHOLDERS. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

Oakhurst Company, Inc. Restated Certificate of Incorporation        Page 2 of 10

            SECTION 5. ARRANGEMENT BETWEEN CORPORATION AND ITS CREDITORS. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of
            Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, of this Corporation, as the case may be, and also on this Corporation.

SIXTH: SECTION 1. CERTAIN RESTRICTIONS ON THE TRANSFER OF STOCK. In order to preserve the net operating loss carryovers, capital loss carryovers, and business credit carryovers (the "Tax Benefits") to which the Corporation is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (collectively, the "Code") and the regulations thereunder, the following restrictions shall apply until June 30, 1999, unless the Board of Directors shall fix an earlier or later date in accordance with
            Section 6 of this Article SIXTH (such date is sometimes referred to herein as the "Expiration Date"):

      (a)   From and after the date of the adoption of this Article SIXTH, no person other than the Corporation shall transfer any shares of stock of the Corporation (other than stock described in Section 1504(a)(4) of the Code or any successor statute, or stock that is not so described solely because it is entitled to vote as a result of dividend arrearages) to any person to the extent that such transfer, if effective, would cause (x) the Ownership Interest Percentage of the transferee or any other person to exceed four and one-half (4.5%) percent, or
                  (y) any increase in the Ownership Interest Percentage of the transferee or any other person if the Ownership Interest Percentage of such transferee or of such other person exceeded four and one-half (4.5%) percent before such transfer. For purposes of this Article SIXTH, (i) "person" shall mean any individual, corporation, estate, trust, association, company, partnership, joint venture, or similar organization; (ii) a person's Ownership Interest Percentage shall be the sum of such person's direct ownership interest in the Corporation and/or in Steel City Products, Inc. (formerly known as Hallwood Industries Incorporated), a Delaware corporation ("SCPI"), as determined under Treasury Regulation Section 1.382-2T(f)(8) or any successor regulation and such person's indirect ownership interest in the Corporation and/or in SCPI as determined under Treasury Regulation Section 1.382-2T(f)(15) or any successor regulation, except that, for purposes of determining a person's direct ownership interest in the Corporation or in SCPI any ownership interest held by such person in the Corporation or in SCPI respectively, described in Treasury Regulation Section 1.382-2T(f)(18)(iii)(A) or any successor regulation shall be treated as stock of the Corporation or of SCPI as the case may be, and for purposes of determining

Oakhurst Company, Inc. Restated Certificate of Incorporation        Page 3 of 10
                  a person's indirect ownership interest in the Corporation or in SCPI Treasury Regulations Sections 1.382-2T(g)(2), 1.382-2T(g)(3), 1.3822T(h)(2)(iii) and 1.382-2T(h)(6)(iii) or
                  any successor regulations shall not apply and any stock that would be attributed to such person pursuant to the option attribution rule of Treasury Regulation Section 1.382-2T(h)(4) or any successor regulation, if to do so would result in an ownership change, shall be attributed to such person without regard to whether such attribution results in an ownership change; (iii) "transfer" shall mean any means of conveying legal or beneficial ownership of shares of stock of the Corporation, whether such means is direct or indirect, voluntary or involuntary, including, without limitation, the granting of options with respect to shares of stock or the transfer of ownership of any entity that owns shares of stock of the Corporation, and "transferee" shall mean any person to whom stock of the Corporation is transferred.

      (b)   Any transfer of shares of stock of the Corporation that would otherwise be prohibited pursuant to the preceding subparagraph shall nonetheless be permitted if information relating to a specific proposed transaction is presented to the Board of Directors of the Corporation and the Board determines that such transaction will not jeopardize the Tax Benefits, based upon an opinion to that effect of legal counsel selected by the Board of Directors of the Corporation. Nothing in this subparagraph shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

            SECTION 2. ATTEMPTED TRANSFER IN VIOLATION OF TRANSFER RESTRICTIONS.

      (a)   Unless approval of the Board of Directors is obtained as provided in
                  Section l(b) of this Article SIXTH, any attempted or purported transfer of shares of stock of the Corporation in excess of the shares that could be transferred to the transferee without restriction under Section 1(a) of this Article SIXTH is not and shall not be effective to transfer ownership of such excess shares (the "Prohibited Shares") to the purported acquiror thereof (the "Purported Acquiror"), who shall not be entitled to any rights as a shareholder of the Corporation with respect to the Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto). All rights with respect to the Prohibited Shares shall remain the property of the person who initially purported to transfer the Prohibited Shares (the "Initial Transferor") to the Purported Acquiror until such time as the Prohibited Shares are resold as set forth in Section 2(a) or
                  Section 2(b) of this Article SIXTH. The Purported Acquiror, by acquiring ownership of any shares of stock of the Corporation whether or not they are Prohibited Shares, shall be deemed to have consented to all the provisions of this Article SIXTH, and to have agreed to act as provided in the following Section 2(b).

            (b) Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of purported ownership of the Prohibited Shares within the Purported Acquiror's possession or control, along with any dividends or other distributions paid by the Corporation with respect to the Prohibited Shares that were received by the Purported Acquiror (the "Prohibited Distributions"), to an agent designated by the Corporation (the "Agent"). If the Purported Acquiror has sold the Prohibited Shares to a bona fide purchaser (as

Oakhurst Company, Inc. Restated Certificate of Incorporation        Page 4 of 10
                  such term is defined in Section 8-302 of the Uniform Commercial Code as adopted by the State of Delaware) in an arm's-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as agent for the Initial Transferor, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent, shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds") except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to the following Section 2(c) if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported transfer of the Prohibited Shares by the Purported Acquiror other than a transfer described in one of the two preceding sentences shall not be effective to transfer any ownership of the Prohibited Shares.

            (c)The Agent shall sell in an arm's length transaction (to the extent possible, on the principal national securities exchange, if any, on which the Corporation's stock is listed) any Prohibited Shares transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sales Proceeds"), or the Resale Proceeds, if applicable, shall be allocated to the Purported Acquiror up to the following amount: (i) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares, or (ii) where the purported transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported transfer, the fair market value of the Prohibited Shares at the time of such purported transfer. Subject to the succeeding provisions of this subparagraph, any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be the property of the Initial Transferor. If the identity of the Initial Transferor cannot be determined by the Agent through inquiry made to the Purported Acquiror, the Agent shall publish appropriate notice (in the Wall Street Journal, if possible) for seven (7) consecutive business days in an attempt to identify the Initial Transferor in order to transmit any Resale Proceeds or Sales Proceeds or Prohibited Distributions due to the Initial Transferor pursuant to this subparagraph. The Agent may also take, but is not required to take, other reasonable actions to attempt to identify the Initial Transferor. If after ninety
                  (90) days following the final publication of such notice the initial Transferor has not been identified, any amounts due to the Initial Transferor pursuant to this subparagraph may be paid over to a court or governmental agency, if applicable law permits, or otherwise shall be transferred to any entity designated by the Corporation that is described in Section 501(c)(3) of the Code. In no event shall any such amounts due to the Initial Transferor inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses (including but not limited to the expenses of publication) incurred by the Agent in attempting to identify the Initial Transferor.

            SECTION 3. PROMPT ENFORCEMENT AGAINST PURPORTED ACQUIROR. Within forty-five (45) days of learning of a purported transfer of Prohibited Shares to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Shares, or any Resale

Oakhurst Company, Inc. Restated Certificate of Incorporation        Page 5 of 10

            Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror within forty-five (45) days from the date of such demand the Corporation shall (unless otherwise directed by the Board of Directors) institute legal proceedings to compel such transfer; provided, however, that nothing in this
            Section 3 shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and also provided that failure of the Corporation to act within the time periods set out in this Section 3 shall not constitute a waiver of any right of the Corporation to compel any transfer required by
            Section 2(a) of this Article SIXTH.

            SECTION 4. ADDITIONAL ACTIONS TO PREVENT VIOLATION OR ATTEMPTED VIOLATION. Upon a determination by the Board of Directors that there has been or is threatened a purported transfer of Prohibited Shares to a Purported Acquiror, the Board of Directors may take such action in addition to any action required or permitted by the preceding Section as it deems advisable to give effect to the provisions of this Article SIXTH, including, without limitation, refusing to give effect on the books of this Corporation to such purported transfer or instituting proceedings to enjoin such purported transfer.

            SECTION 5. OBLIGATION TO PROVIDE INFORMATION. The Corporation may require as a condition to the registration of the transfer of any shares of its stock that the proposed transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the proposed transferee's direct or indirect ownership interests in, or options to acquire, stock of the Corporation.

            SECTION 6. FURTHER ACTIONS.

            (a)Nothing contained in this Article SIXTH shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the interests of the holders of its securities in preserving the Tax Benefits. The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by Bylaw, resolution or otherwise, regulations and procedures not inconsistent with the provisions of this Article SIXTH for determining whether any acquisition of the Corporation's stock would jeopardize the Corporation's ability to preserve and use the Tax Benefits, and for the orderly application, administration and implementation of the provisions of this Article SIXTH. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and, upon request, shall be made available for inspection and mailed to any holder of the Corporation's stock.

            (b) Without limiting the generality of the foregoing, the Board of Directors may (i) accelerate or extend the Expiration Date,
                  (ii) modify the Ownership Interest Percentage in the Corporation specified in the first sentence of Section 1(a) of this Article SIXTH, or (iii) modify the definitions of any terms set forth in this Article SIXTH; provided that the Board of Directors shall determine in writing that such acceleration, extension, change or modification is in the best interests of the Corporation and its stockholders and, based upon an opinion of counsel of the Corporation, that such acceleration, extension, change or modification is reasonably necessary or desirable to preserve the Tax Benefits under the Code and the regulations thereunder or that the continuation of these restrictions is no

Oakhurst Company, Inc. Restated Certificate of Incorporation        Page 6 of 10
                  longer reasonably necessary for the preservation of the Tax Benefits, which determination shall be filed with the Secretary of the Corporation and mailed by the Secretary to all stockholders of this Corporation within ten (10) days after the date of any such determination.

            SECTION 7. SEVERABILITY. Any provision in this Article SIXTH which is prohibited or unenforceable under Delaware law shall be ineffective to the extent of such prohibition or un-enforceability without invalidating the remaining provisions of this Article SIXTH and of this Certificate of Incorporation.

SEVENTH: SECTION 1. NUMBER OF DIRECTOR[S]. The number of directors of the Corporation which shall constitute the entire Board of Directors shall be such number as is initially fixed by the Incorporator and thereafter as fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

            SECTION 2. CLASSIFICATION OF DIRECTORS. At the first annual meeting of stockholders of the Corporation, the directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the initial term of office of directors of the first class to expire at the second annual meeting of stockholders of the Corporation, the initial term of office of directors of the second class to expire at the third annual meeting of stockholders of the Corporation, and the initial term of office of directors of the third class to expire at the fourth annual meeting of stockholders of the Corporation. At each annual meeting of stockholders following such initial classification and election, directors shall be chosen for a full term of three years, to succeed those directors whose terms expire. All directors shall hold office until the expiration of their respective terms and until their respective successors are elected, except in the case of death, resignation or removal of any director.

            SECTION 3. FILLING VACANCIES ON THE BOARD. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, disqualification or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

            SECTION 4. REMOVAL OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least three-quarters of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class by ballot at a meeting of stockholders duly called for such purpose.

EIGHTH: POWER TO AMEND BYLAWS. The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or

Oakhurst Company, Inc. Restated Certificate of Incorporation        Page 7 of 10
            repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five (75) percent of the combined voting power of the outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

NINTH: The Corporation shall maintain a separate office and separate corporate records and books of accounts. The Corporation shall not commingle its assets or funds with those of any other corporations or other entities.

TENTH: SECTION 1. ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
            (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
            Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

            SECTION 2. INDEMNIFICATION AND INSURANCE.

            (a)Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in subparagraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred


Oakhurst Company, Inc. Restated Certificate of Incorporation        Page 8 of 10
                  in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers

            (b)   Right of Claimant to Bring Suit. If a claim under subparagraph
                  (a) of this Section is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has no met the applicable standard of conduct.

            (c)Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

            (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power

Oakhurst Company, Inc. Restated Certificate of Incorporation        Page 9 of 10
                  to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ELEVENTH:   FUTURE AMENDMENTS. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five (75%) percent of the combined voting power of the outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Article FIFTH, SIXTH, SEVENTH, EIGHTH, TENTH, or this Article ELEVENTH.

IN WITNESS WHEREOF, the undersigned, have executed this Restated Certificate of Incorporation hereby declaring and certifying that this is the act and deed of the Corporation and that the facts herein stated are true, and accordingly, we have hereunto set our hands this day 25th day of September 1995.

  /s/ Maarten D. Hemsley                           Attest: /s/ Roger M. Barzun
---------------------------------                          ---------------------
Maarten D. Hemsley                                            Roger M. Barzun
Chairman                                                      Secretary

Oakhurst Company, Inc. Restated Certificate of Incorporation       Page 10 of 10